Exhibit 99.1

PRESS RELEASE

IMMEDIATE RELEASE

AVIRAGEN THERAPEUTICS REPORTS FOURTH QUARTER AND FISCAL YEAR 2017 FINANCIAL RESULTS

ATLANTA, GA – August 31, 2017 – Aviragen Therapeutics, Inc. (NASDAQ:AVIR) today announced its financial results for the three months and fiscal year ended June 30, 2017.

“We have made great strides, working with our Board and financial advisors, in honing in on a select number of strategic alternatives,” commented Joseph M. Patti, PhD, President and Chief Executive Officer of Aviragen Therapeutics. “Importantly, we have also taken actions to minimize cash spending in order to maintain the Company’s solid financial position as evidenced by our reported cash position of $38.6 million.”

Corporate Update:

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Strategic Review Process: The Company is actively engaged, with the assistance of its financial advisor, Stifel, Nicolaus & Company, Incorporated, in evaluating strategic alternatives that are intended to enhance shareholder value, both in the near- and long-term.

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BTA074: The Phase 2 trial of BTA074, a topical antiviral treatment for condyloma caused by human papillomavirus (HPV), is ongoing and the Company anticipates that enrollment in the 210 patient trial will be completed in the fourth quarter of calendar year 2017. Top-line safety and efficacy data is expected in the second quarter of calendar year 2018.

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BTA585: The Company has completed the non-clinical studies requested by the U.S. Food and Drug Administration (FDA) to support a response to the ongoing clinical hold, but has subsequently put all activities related to the BTA585 program on hold until completion of the Company’s strategic review process.

Financial Results for the Three Month Period Ended June 30, 2017

The Company reported a net loss of $5.9 million for the three month period ended June 30, 2017, as compared to a net loss of $7.1 million in the same quarter of the prior fiscal year. Basic and diluted net loss per share was $0.15 for the three month period ended June 30, 2017, as compared to a basic and diluted net loss per share of $0.18 in the same period in 2016. The major components of net loss in both periods are detailed below.

Revenue was $0.1 million for the three month period ended June 30, 2017 compared to $0.6 million in the same period in 2016. The 2016 revenue was comprised of $0.4 million in Relenza royalties and $0.2 million in non-cash royalty revenue related to certain royalty rights that were sold to HealthCare Royalty Partners III, L.P. (HCRP) in April 2016. The $0.2 million was passed through to HCRP.

Research and development expense decreased to $3.7 million for the three month period ended June 30, 2017 from $6.0 million in the same period in 2016. The $2.3 million decrease largely reflected reduced clinical trial activity and manufacturing costs as two of our three Phase 2 clinical trials came to a close.

General and administrative expense increased to $2.0 million for the three month period ended June 30, 2017 from $1.2 million for the same period in 2016 due mostly to higher legal and professional fees.

Non-cash implied interest expense increased slightly to $0.4 million for the three month period ended June 30, 2017 from $0.3 million for the same period in 2016, reflecting an additional month of interest in this year’s quarter since the royalty rights sale occurred in April 2016.

The Company held $38.6 million in cash, cash equivalents, and short-term investments as of June 30, 2017.

Financial Results for the Fiscal Year Ended June 30, 2017

The Company reported a net loss of $29.4 million for its fiscal year ended June 30, 2017, as compared to a net loss of $25.4 million in the prior year. The $4.0 million increase in net loss from the prior year was primarily due to a $0.4 million decrease in royalty revenue, principally related to Relenza®,, a $2.0 million increase in research and development expense, largely related to costs for the Company's vapendavir, BTA585 and BTA074 clinical development programs and a $1.5 million increase in non-cash interest expense related to certain royalty rights that were sold to HCRP in April 2016. Basic and diluted net loss per share was $0.76 for the fiscal year ended June 30, 2017, as compared to $0.66 in the prior year.

About Aviragen Therapeutics

Aviragen Therapeutics is focused on the discovery and development of the next generation of direct-acting antivirals to treat infections that have limited therapeutic options and affect a significant number of patients globally. The Company has three Phase 2 clinical stage compounds: BTA074, an antiviral treatment for condyloma caused by human papillomavirus types 6 & 11; vapendavir, a capsid inhibitor for the prevention or treatment of rhinovirus (RV) upper respiratory infections; and BTA585 (enzaplatovir), a fusion protein inhibitor in development for the treatment of respiratory syncytial virus infections. The Company also receives royalties from marketed influenza products, Relenza® and Inavir®. For additional information about the Company, please visit www.aviragentherapeutics.com.

Aviragen Therapeutics® is a registered trademark. Relenza® is a registered trademark of GlaxoSmithKline Pharmaceuticals, Ltd., and Inavir® is a registered trademark of Daiichi Sankyo Company, Ltd.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks and uncertainties concerning Aviragen Therapeutics’ business, operations and financial performance. Any statements that are not of historical facts may be deemed to be forward-looking statements, including the evaluation of strategic alternatives that could maximize both near and long-term value for our shareholders, the timing to complete enrollment and availability of top-line efficacy data from the Phase 2 trial of BTA074, and the potential of BTA074 and our other direct-acting antivirals to deliver future shareholder value. Various important factors could cause actual results, performance, events or achievements to materially differ from those expressed or implied by forward-looking statements, including: the Company, the U.S. Food and Drug Administration (FDA) or a similar regulatory body in another country, a data safety monitoring board, or an institutional review board delaying, limiting, suspending or terminating the clinical development of any of the Company's product candidates at any time for a lack of efficacy, safety, tolerability, regulatory or manufacturing issues, or any other reason whatsoever; the Company's ability to secure, manage and retain qualified third-party clinical research, data management and contract manufacturing organizations upon which it relies to assist in the design, development, implementation and execution of the clinical development of all its product candidates and those organizations’ ability to successfully execute their contracted responsibilities; the Company’s ability to comply with applicable government regulations in various countries and regions in which we are conducting, or expect to conduct, clinical trials; the Company’s inability to successfully conclude its Strategic Review process; and other cautionary statements contained elsewhere in this press release and in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission. There may be events in the future that the Company is unable to predict, or over which it has no control, and the Company’s business, financial condition, results of operations and prospects may change in the future. The Company may not update these forward-looking statements more frequently than quarterly unless it has an obligation under U.S. Federal securities laws to do so.

Contacts:

Mark Colonnese

Executive Vice President and Chief Financial Officer

Aviragen Therapeutics, Inc.

(678) 221-3381

mcolonnese@aviragentherapeutics.com

Beth DelGiacco

Stern Investor Relations, Inc.

(212) 362-1200

beth@sternir.com

AVIRAGEN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except per share amounts)

	June 30, 2017	June 30, 2016
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$17.7	$49.7
Short-term investments	20.9	19.3
Accounts receivable, net of allowance	0.6	0.7
Prepaid and other current assets	0.7	2.7
Total current assets	39.9	72.4
Non-current assets:
Property and equipment, net	0.2	0.3
Total non-current assets	0.2	0.3
Total assets	$40.1	$72.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1.4	$3.9
Accrued expenses	2.9	3.6
Short-term note payable	0.2	0.4
Liabilities related to sale of future royalties, net of deferred financing costs	1.4	1.3
Total current liabilities	5.9	9.2
Non-current liabilities:
Long-term note payable, net of current portion	0.1	0.3
Liabilities related to sale of future royalties, net of deferred financing costs and current portion	15.3	16.8
Other long-term liabilities, net of current portion	0.1	0.2
Total liabilities	21.4	26.5
Stockholders’ equity:
Preferred stock, $0.10 par value; 5,000,000 shares authorized and none issued and outstanding as of June 30, 2017 and June 30, 2016	-	-
Common stock, $0.10 par value; 200,000,000 shares authorized 38,649,237 and 38,640,487 shares issued and outstanding at June 30, 2017 and June 30, 2016, respectively	3.9	3.9
Additional paid-in capital	159.6	157.6
Accumulated other comprehensive income	19.0	19.0
Accumulated deficit	(163.8)	(134.3)
Total stockholders’ equity	18.7	46.2
Total liabilities and stockholders’ equity	$40.1	$72.7

AVIRAGEN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2017	2016	2017	2016
Revenue:
Royalty revenue	$(0.1)	$0.4	$5.7	$9.1
Non-cash royalty revenue related to the sale of future royalties	0.2	0.2	3.2	0.2
Total revenue	0.1	0.6	8.9	9.3

Operating expense:
Research and development	3.7	6.0	28.3	26.3
General and administrative	2.0	1.2	8.0	8.0
Foreign exchange loss (gain), net	-	0.1	0.1	0.2
Total operating expense	5.7	7.3	36.4	34.5
Loss from operations	(5.6)	(6.7)	(27.5)	(25.2)

Non-operating income (expense):
Non-cash interest expense on liability related to sale of future royalties	(0.4)	(0.3)	(1.8)	(0.3)
Interest income (expense), net	0.1	(0.1)	0.2	0.1
Total non-operating income (expense)	(0.3)	(0.4)	(1.6)	(0.2)

Loss before tax	(5.9)	(7.1)	(29.1)	(25.4)
Income tax expense	-	-	(0.3)	-
Net loss	$(5.9)	$(7.1)	$(29.4)	$(25.4)

Basic and diluted loss per share	$(0.15)	$(0.18)	$(0.76)	$(0.66)

Basic and diluted weighted-average shares outstanding	38,649,237	38,640,487	38,644,395	38,635,452